Exhibit 2.1

Execution Version

Transaction Agreement

dated as of August 12, 2020

by and between

Liberty Global plc Griffin House, 161 Hammersmith Road, London W6 8BS United Kingdom	(hereinafter the Bidder)

and

Sunrise Communications Group AG Thurgauerstrasse 101B, 8152 Glattpark (Opfikon) Switzerland	(hereinafter the Company)

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	Table of Contents

1.	Definitions		5

2.	Offer		5

	2.1	Offer and Offer Terms	5

	2.2	Submission of the Offer	5

3.	Support of the Offer by the Company		6

	3.1	Company Board Approvals	6

	3.2	General Support and Cooperation	6

	3.3	Restricted Transactions and Non-Solicitation	7

	3.4	Alternative Transaction Proposal or Competing Offer	8

	3.5	Press Release	9

	3.6	Report of the Company Board	9

	3.7	Fairness Opinion	9

	3.8	Fulfillment of Offer Conditions	10

	3.9	Tender of Shares	10

	3.10	Consultation on Communication	11

4.	Further Covenants		11

	4.1	Regulatory Approval Condition	11

	4.2	Trading and Other Restrictions	13

	4.3	Registration in the Share Register of the Company	13

	4.4	Shareholders' Meetings	13

	4.5	Company Board and Directors	14

	4.6	Conduct of Business	14

	4.7	Financial Statements	17

	4.8	Acquisition Financing	17

	4.9	Integration Planning	18

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5.	Representations and Warranties of the Company		18

6.	Incentive Plans and Share Compensation of the Company Board		18

	6.1	Equity Plans	18

	6.2	Short Term Incentive Plan	20

	6.3	Share Compensation of the Company Board	20

7.	Going Private		20

8.	Protection of Company Board and Executive Leadership Team		20

9.	Costs and Expenses		21

10.	Press Releases and Confidentiality		21

11.	Termination		22

12.	General Provisions		23

	12.1	Notices	23

	12.2	Entire Agreement	25

	12.3	Amendments and Waivers	25

	12.4	Effect on Third Parties | No Assignment	25

	12.5	Severability	25

	12.6	Interpretative Provisions	25

	12.7	Governing Law	25

	12.8	Dispute Resolution	25

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Table of Annexes

Number of Annex	Name of Annex
1	Definitions
2.2(a)	Draft Pre-Announcement
3.5	Draft Press Release
3.9(b)	Form of Tender Undertaking
4.5(a)	Form of Resignation Declaration
5(a)	Representations and Warranties of the Company

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Whereas:

A.
The Company is a Swiss corporation (Aktiengesellschaft) with registered office in Glattpark (Opfikon), Switzerland, whose share capital amounts to CHF 45,265,446 and is divided into 45,265,446 registered shares with a nominal value of CHF 1.00 each (each share of the Company, a Share), which are listed on the SIX Swiss Exchange (SIX) (ISIN CH0267291224). The Company has (1) an authorized share capital allowing for the issuance of 4,200,000 additional Shares and (2) an authorized share capital for employee participations allowing for the issuance of 84,554 additional Shares. The Company does not have a conditional share capital. The Company has a total of 55,920 Performance Share Units, a total of 9,279 Performance Share Awards and a total of 5,043 Matching Share Awards outstanding that, subject to the Company meeting certain performance criteria, would upon expiry of the relevant blocking or vesting period entitle the holders of such awards to receive up to 128,019 additional Shares. The Company holds no Shares in treasury. The Company has no other shares, options, share purchase rights or conversion rights issued or outstanding or promised or owed now or for the future to directors, managers, employees or otherwise.

B.	The Bidder is a public limited company organized under the United Kingdom Companies Act 2006, with registered office in London, United Kingdom.

C.
Subject to the terms and conditions of this Agreement, the board of directors of the Bidder has resolved to submit a public tender offer for all publicly held Shares (the Offer), and the Company Board has unanimously resolved to support the Offer and, among other things, to publish a report of the Company Board unanimously and unconditionally recommending that the Company's shareholders accept the Offer.

D.	Simultaneously with the signing of this Agreement, Freenet AG (Freenet]) has entered into a tender undertaking with the Bidder.
Now, therefore, the Parties agree as follows:
1.    Definitions
Capitalized terms used and not otherwise defined in this Agreement shall have the meaning ascribed to them in Annex 1.
2.    Offer
2.1    Offer and Offer Terms

(a)
Subject to the terms and conditions of this Agreement, the Bidder shall, or shall procure that one of its Affiliates will (the Bidder or its offering Affiliate hereinafter, the Offeror), submit the Offer, consistent with Legal Requirements.

(b)
Subject to the terms and conditions of this Agreement, the terms of the Offer, including the scope of the Offer, the offer restrictions, the offer price of CHF 110.00 net in cash for each Share (the Offer Price) and the dilution effects, and the conditions to which the Offer is subject (the Offer Conditions) shall be as set forth in the draft Pre-Announcement (as defined below).

2.2    Submission of the Offer

(a)
The Bidder shall procure that the Offeror makes, before the opening of SIX immediately after signing of this Agreement, a pre-announcement (Voranmeldung) (the Pre-Announcement) of the Offer in German, French and English in accordance with article 7 Takeover Ordinance, consistent with the draft attached hereto as Annex 2.2(a).

(b)
The Parties contemplate that the Offeror will publish, within six weeks of the publication of the Pre-Announcement, after receipt of a decree from the TOB that confirms compliance of the Offer with Swiss takeover Legal Requirements, the offer prospectus in German, French and English in accordance with article 7 Takeover Ordinance and otherwise in accordance with Legal Requirements and the decree of the TOB (the Offer Prospectus). The Offeror shall prepare the Offer Prospectus

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and any other documents in relation to the Offer that are to be produced by it in accordance with the Legal Requirements, and shall provide drafts thereof to the Company in a timely manner so as to give the Company a reasonable opportunity for review and comments, which comments shall be taken into account by the Offeror to the extent reasonable.

(c)
The Offer shall remain open for acceptance for at least twenty (20) Trading Days (the Main Offer Period). The Offeror, in its sole discretion, may extend the Main Offer Period to up to forty (40) Trading Days in the aggregate or such longer period as may be approved by the Swiss Takeover Board (the TOB).

(d)	Upon publication of the Pre-Announcement, the Bidder or the Offeror shall keep the Company regularly informed of the status of the Offer.

(e)
The Offeror shall comply with all disclosure obligations in accordance with the Legal Requirements, including the FMIA and its implementing ordinances, especially in the event of transactions in Shares outside the Offer.

(f)
The Parties acknowledge that the Offer will be subject to Regulation 14E under the United States Securities Exchange Act of 1934, as amended (the Exchange Act), except to the extent of any exemption therefrom pursuant to (i) Rule 14d-1(c) or Rule 14d-1(d)(2) under the Exchange Act, (ii) Rule 14e-5(b)(10) or Rule 14e-5(b)(11) under the Exchange Act (in each case, as applicable and assuming that the relevant conditions set forth in Rule 14d-1(c) or Rule 14d-1(d) are satisfied with respect to the Offer) or (iii) by action of the staff of the United States Securities and Exchange Commission (the SEC). Prior to the publication of the Offer Prospectus, the Company and the Bidder will, and the Bidder will cause the Offeror to, as applicable, cooperate in good faith with each other to determine if any additional no-action or exemptive relief from the staff of the SEC will be necessary or reasonable with respect to any aspects of the Offer. If the Parties determine that such additional no-action or exemptive relief is required or reasonable, the Parties will cooperate in good faith to promptly prepare and submit the relevant documentation seeking confirmation from the staff of the SEC that it will grant no-action or exemptive relief with respect to any aspects of the Offer that would conflict with any provisions of the Exchange Act or the rules and regulations promulgated thereunder that are applicable to the Offer. The Offeror undertakes to pay to the Company all third party costs reasonably incurred by the Company as from the date of this Agreement in connection with any action that the Bidder or one of its Affiliates requires the Company to take under this Section 2.2(f) if (i) the Offer is not settled and (ii) Reimbursement Amount is not payable. For the avoidance of doubt, the Parties agree that the process of seeking any no-action or exemptive relief from the staff of the SEC will be subject to Section 3.10.

(g)
The Bidder shall, and shall use reasonable efforts to procure that its Affiliates (including the Offeror) and the Bidder's and its Affiliates' respective Representatives will, make all notifications and filings and take all other commercially reasonable efforts and actions, including those set forth elsewhere in this Agreement, which may be necessary to procure or support the satisfaction of the Offer Conditions as expeditiously as practicable.

3.    Support of the Offer by the Company
3.1    Company Board Approvals
The Company hereby confirms that the Company Board has unanimously:

(a)
approved this Agreement and the transactions hereby contemplated and determined that this Agreement and the transactions contemplated hereby are in the best interest of the Company, its shareholders and other stakeholders, and that the Offer Price is fair from a financial perspective based on the preliminary results of an analysis performed by ValueTrust Financial Advisors SE, an independent financial advisor who has been retained by the Company Board to provide a fairness opinion on the Offer in accordance with article 30(5) Takeover Ordinance (the Fairness Opinion) fair from a financial perspective;

(b)	approved the cost compensation pursuant to Section 9(b); and

(c)	resolved to recommend acceptance of the Offer, as set forth in further detail in Section 3.6(a).
3.2    General Support and Cooperation
Subject to any constraints under mandatory Legal Requirements,

(a)	the Company shall, and shall procure that its Subsidiaries will, support the Offer;

(b)
the Company shall refrain, and shall procure that its Subsidiaries and the Company's and its Subsidiaries' Representatives will, refrain, from any acts, filings or statements that are reasonably likely to adversely affect the Offer or its success;

(c)	the Company shall, and shall procure that its Subsidiaries will, reasonably cooperate with the Bidder and any of its Affiliates (including the Offeror) and give each of them and their respective

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Representatives reasonable access during normal business hours and on at least one (1) Trading Day's prior notice to the senior management of the Company, books and records, as well as to the share registrar and other service providers of the Company or its Subsidiaries, and provide them and their respective Representatives with all documents and information reasonably required by the Bidder or any of its Affiliates (including the Offeror) or their respective Representatives to:

(i)
evaluate, prepare or support any notifications, filings or communications with the TOB, the Swiss Financial Market Supervisory Authority FINMA (the FINMA), the SIX or any other Governmental Entity, including post-Offer actions such as those contemplated in Section 7;

(ii)	after the expiration of the Main Offer Period, discuss employment terms with the Company's officers and employees;

(iii)	obtain any necessary third party consents or approvals (and make any necessary notifications) in connection with the Offer and the transactions contemplated by this Agreement;

(iv)	implement and settle the Offer;

(v)	enable a smooth transition and preparation of integration; and

(vi)	obtain all Tax rulings relating to this Agreement and the transactions contemplated therein (including the Acquisition Financing) from the competent Governmental Entities (the Tax Rulings).

(d)	the Company shall, and shall procure that its Subsidiaries will, give prompt notice to the Bidder of:

(i)
any event, change, fact or occurrence that is reasonably likely to cause (1) any of the Company's representations and warranties contained in this Agreement to become untrue or inaccurate or (2) any of the Offer Conditions not to be satisfied;

(ii)	any event, change, fact or occurrence that is reasonably likely to affect the Tax Rulings or the Tax Rulings process, to the extent the content of such Tax Rulings is known to the Company;

(iii)	any material failure of the Company to comply with any covenant or agreement contained in this Agreement;

(iv)	any Action commenced or threatened relating to the consummation of the Offer or the transactions contemplated by this Agreement; and

(v)	any notice or inquiry from any Governmental Entity in connection with the Offer or the transactions contemplated by this Agreement.
3.3    Restricted Transactions and Non-Solicitation

(a)
The Company shall, and shall procure that its Subsidiaries and the Company's and its Subsidiaries' Representatives will, immediately, in relation to a Restricted Transaction or any inquiry or proposal that could reasonably be expected to lead to a Restricted Transaction:

(i)	cease and cause to be terminated any and all existing discussions or negotiations with any Person;

(ii)	request the prompt return or destruction of all information previously furnished to any such Person or its Subsidiaries or its or their Representatives; and

(iii)	terminate all access (including through any data room or similar medium) previously granted to any such Person or its Subsidiaries or its or their Representatives.

(b)	Subject to Section 3.4, the Company shall not, and shall procure that its Subsidiaries and the Company's and its Subsidiaries' Representatives will not, directly or indirectly:

(i)
solicit, initiate, encourage or facilitate any inquiries or proposals from, or discuss or negotiate, or continue discussions or negotiations with, any third party relating to a (potential) Restricted Transaction, or take any other action which may solicit, initiate, encourage or facilitate a Restricted Transaction; or

(ii)
provide any information to any third party (or any of such third party's Affiliates) that may be considering a Restricted Transaction or grant access to any such third party (or any of its Affiliates) to the Target Group's businesses, properties, assets, books or records; or

(iii)	approve or enter into any binding or non-binding letter of intent, agreement or other arrangement relating to a Restricted Transaction (each, a Restricted Transaction Agreement); or

(iv)	waive, terminate, modify or release any third party (other than the Bidder and its Affiliates, including the Offeror, and its and their respective Representatives) from any provision of, or

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grant any permission, waiver or request under, any confidentiality, standstill or similar agreement or obligation.
3.4    Alternative Transaction Proposal or Competing Offer

(a)
The Company shall promptly (but no later than twenty-four (24) hours after receipt) notify the Bidder and the Offeror in writing of any Alternative Transaction Proposal or Competing Offer or any proposal or inquiry for or in relation to any Restricted Transaction, or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person for or in relation to any Restricted Transaction. In such notification, the Company shall identify the Person making any such proposal, offer, inquiry or request and, to the extent specified, the terms and conditions of such Person's proposal, offer, inquiry or request and of any Restricted Transaction, Alternative Transaction Proposal or Competing Offer, and shall provide all documentation available to it in respect thereof, including any agreements proposed in relation thereto. Further, the Company shall keep the Bidder and the Offeror fully informed of any material development with respect thereto (including providing all material correspondence, draft documentation or other written material, and any change to the material terms thereof), within twenty-four (24) hours after receipt thereof.

(b)
If the Company has received a Alternative Transaction Proposal before the expiration of the Main Offer Period, the Company may in response to such Alternative Transaction Proposal (A) provide information with respect to the Company to the Proposing Party pursuant to a customary confidentiality and standstill agreement, which confidentiality and standstill agreement shall, however, be on terms no less restrictive than the Confidentiality Agreement and shall not contain any terms that impair the Company's ability to comply with its obligations to the Bidder and the Offeror under this Agreement; and (B) participate in discussions or negotiations with the Proposing Party regarding such Alternative Transaction Proposal, in each case of (A) and (B) if, once and for as long as all of the following prerequisites are met:

(i)	the Company has discharged its notification obligations under Section 3.4(a); and

(ii)
the Company Board has Properly Determined that (1) the transaction proposed in the Alternative Transaction Proposal is likely to be more favorable to the holders of Shares than the Offer, taking into account all the terms and conditions of the Alternative Transaction Proposal, including any expense reimbursement provisions, execution risks, conditions to the consummation of the Alternative Transaction Proposal and regulatory, financing and other aspects of the proposal (such a transaction, a Superior Transaction); (2) the Proposing Party is reasonably capable of expeditiously making, financing and consummating the Superior Transaction proposed in such Alternative Transaction Proposal; and (3) the Company Board's failure to take the contemplated action in relation to such Alternative Transaction Proposal would violate Legal Requirements.

(c)
If the Company provides information to the Proposing Party in accordance with Section 3.4(b) that it has not previously shared with the Bidder and the Offeror, the Company shall notify the Bidder and the Offeror that such information is available for review, and provide access to such information to the Bidder, its Affiliates (including the Offeror) and its and their Representatives at substantially the same time, in the same manner and otherwise on terms no less favorable than those afforded to the Proposing Party.

(d)
The Company shall procure that neither the Company Board nor any committee thereof nor any other Person on the Company's Board behalf or on behalf of any committee of the Company Board will, unless permitted by Section 3.4(e):

(i)	withdraw, modify or qualify the unanimous recommendation of the Offer;

(ii)	approve or enter into any Restricted Transaction Agreement;

(iii)	approve or recommend any Restricted Transaction; or

(iv)	make any announcement to that effect
(any such action, a Restricted Action).

(e)
The Company is permitted to take Restricted Actions in relation to a Competing Offer that was submitted in accordance with Swiss takeover Legal Requirements before the expiration of the Main Offer Period if, once and for as long as all of the following prerequisites are met:

(i)	the Company has discharged its notification obligations under Section 3.4(a);

(ii)
the Company Board has Properly Determined that (1) the transaction proposed in the Competing Offer is a Superior Transaction; (2) the Proposing Party is reasonably capable of expeditiously making, financing and consummating the Superior Transaction; and (3) the Company Board's failure to take the contemplated action in relation to such Competing Offer would violate Legal Requirements

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(iii)
the Company has notified the Bidder and the Offeror in writing of its intention to take Restricted Actions, specifying such Restricted Actions and the reasons therefor and has given the Bidder and the Offeror five (5) Trading Days (the Matching Period) following such notification to submit to the Company a binding proposal for an improved Offer, so that the improved Offer will be at least as favorable to the holders of Shares as such Superior Transaction (the Matching Right);

(iv)	the Matching Period has expired and the Bidder or the Offeror has failed to exercise its Matching Right within such Matching Period; and

(v)
the terms and conditions of, and with respect to, such Competing Offer correspond, and continue to correspond, to the terms and conditions as the Company has notified them to the Bidder and the Offeror in accordance with Section 3.4(a).

If the Company does not, within ten (10) Trading Days after the expiration of the Matching Period, enter into a definitive agreement for a Superior Transaction on the terms and conditions as notified to the Bidder and the Offeror in accordance with Section 3.4(a), or if the terms and conditions of, and with respect to, such Competing Offer no longer correspond to the terms and conditions as notified to the Bidder and the Offeror in accordance with Section 3.4(a), the prerequisites of this Section 3.4(e) (including, for the avoidance of doubt, the Matching Right during a Matching Period) shall apply as if a new Competing Offer had been made.

(f)
The Company shall, and shall instruct its Representatives to, negotiate in good faith with the Bidder or the Offeror and its Representatives during any Matching Period regarding any revisions to the terms of this Agreement or the Offer that the Bidder may propose in its sole discretion.

(g)
Without limiting the Company's obligations under Section 3.3 and this Section 3.4, the Company may only approve or enter into a definitive agreement for a Superior Transaction if it concurrently terminates this Agreement pursuant to and in accordance with Section 11(a)(vii).

3.5    Press Release
On the date of the publication of the Pre-Announcement, the Bidder or the Offeror and the Company shall each publish a press release, substantially as set forth in Annex 3.5, including the Company Board's support for, and its unanimous and unconditional recommendation for acceptance of, the Offer.
3.6    Report of the Company Board

(a)
Subject to the Company Board's right to withdraw, modify or qualify its unanimous recommendation of the Offer in accordance with Section 3.4(d) and 3.4(e), the Company Board shall issue a report to all shareholders of the Company in accordance with article 132(1) FMIA and article 30 et seq. Takeover Ordinance and consistent with market practice (the Board Report), such Board Report unanimously recommending that the shareholders of the Company accept the Offer.

(b)
The Company Board shall issue the Board Report in German, French and English and make the Board Report available to the Offeror in due time so as to enable the Offeror to include and publish it as part of the Offer Prospectus.

3.7    Fairness Opinion

(a)
The Company shall consult in good faith with the Bidder and the Offeror in relation to the content of the Fairness Opinion and shall provide, on a non-reliance basis, a draft of the Fairness Opinion to the Bidder and the Offeror sufficiently in advance of publication with a view to facilitating such consultation.

(b)
The Company shall procure that the final Fairness Opinion will be published in German, French and English as an integral part of and concurrently with the Board Report in accordance with article 30(5) Takeover Ordinance.

3.8    Fulfillment of Offer Conditions

(a)
The Company shall, and shall use reasonable efforts to procure that its Subsidiaries and shall instruct the Company's and its Subsidiaries' respective Representatives to, make all notifications and filings and take all other commercially reasonable efforts and actions, including those set forth elsewhere in this Agreement, which may be reasonably necessary or appropriate to procure (in the case of Offer Condition (e) and (h)) or support (in the case of Offer Conditions (b), (c),(f) and (g)) the satisfaction of the following Offer Conditions as expeditiously as practicable:

(i)	as contemplated by Section 4.1, Condition (b) (Merger Clearances and Other Approvals) (the Regulatory Approval Condition);

(ii)	Condition (c) (No Injunction or Prohibition);

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(iii)	Condition (e) (Registration in the Share Register of the Company);

(iv)	Condition (f) (Resignation and Appointment of Members of the Board of Directors of the Company);

(v)	Condition (g) (No Adverse Resolutions by the General Meeting of Shareholders of the Company); and

(vi)	Condition (h) (No Acquisition or Sale of Material Assets, No Incurrence or Repayment of Material Indebtedness).

(b)
The Company shall, in relation to the Offer Conditions (e) (Registration in the Share Register of the Company) and (f) (Resignation and Appointment of Members of the Board of Directors of the Company), keep the Bidder and the Offeror reasonably and on a regular basis informed of the progress of the satisfaction of such Offer Conditions and promptly upon satisfaction of any such Offer Condition deliver to the Bidder and the Offeror appropriate evidence thereof.

(c)
The Company shall deliver to the Bidder and the Offeror certificates by the Chairman of the Company Board and the CEO of the Company as set forth below, dated the day on which the respective certificate is due, where the Chairman of the Company Board and the CEO of the Company confirm in writing, to the best of their knowledge, as follows:

(i)
on the first (1st) Trading Day after the end of the Main Offer Period, that each of the Offer Conditions (c) (No Injunction or Prohibition), (d) (No Material Adverse Effect), (g) (No Adverse Resolutions by the General Meeting of Shareholders of the Company) and (h) (No Acquisition or Sale of Material Assets, No Incurrence or Repayment of Material Indebtedness) is satisfied;

(ii)
on the first (1st) Trading Day after the end of the additional acceptance period of the Offer, that each of the Offer Conditions (c) (No Injunction or Prohibition), (e) (Registration in the Share Register of the Company), (f) (Resignation and Appointment of Members of the Board of Directors of the Company), (g) (No Adverse Resolutions by the General Meeting of Shareholders of the Company) and (h) (No Acquisition or Sale of Material Assets, No Incurrence or Repayment of Material Indebtedness) is satisfied; and

(iii)	on the Trading Day immediately prior to the anticipated settlement date of the Offer, that each of the Offer Conditions referenced in Section 3.8(a) is satisfied.

(c)
The Bidder and the Offeror agree that the Chairman of the Company Board and the CEO of the Company shall not be held personally liable for the issuance of these certificates and the confirmations contained therein, provided that the Chairman of the Company Board and the CEO of the Company did not knowingly provide false or misleading confirmations.

3.9    Tender of Shares

(a)
The Company shall, and shall procure that its Subsidiaries will and shall instruct the Company's and its Subsidiaries' Representatives to, use its and their respective commercially reasonable efforts to support the tender of the Shares into the Offer by its shareholders, including (A) by assisting in the preparation of marketing materials for the Offer and in the preparation of road shows and marketing events in relation to the Offer and (B) upon reasonable request by the Bidder or the Offeror and if deemed reasonably necessary or useful by the Bidder or the Offeror (after consultation with the Company) to achieve a tender of more than 98% of the Shares into the Offer;

(i)
directly liaising with shareholders and approaching them together with the Bidder and the Offeror as reasonably requested by the Bidder or the Offeror to cause them to tender their Shares or the Shares represented by them (or to sell their Shares if offer restrictions apply to them);

(ii)	encouraging the Company's retail shareholder base and the Company's employees to tender their Shares; and

(iii)
subject to Legal Requirements, disclosing such information regarding the Company's shareholder base to the Bidder, the Offeror, the tender agent, the proxy agent and any persons acting on their behalf, and providing such other assistance as to enable them to plan and engage in efforts at procuring tenders of Shares from shareholders of the Company.

(b)
The Company shall use its commercially reasonable efforts to procure that each member of the Company Board and of the Executive Leadership Team enters into an undertaking with the Offeror in the form attached as Annex 3.93.9(b) before publication of the Offer Prospectus to the effect that each such individual will tender the Shares owned or controlled by him/her into the Offer. The Offeror acknowledges and agrees that prior to the date of this Agreement and in order to enable the members of the Executive Leadership Team to tender the Shares held by them, the Company Board has subject to the conditions that (i) the Offer is not terminated by the Offeror upon the expiration of the Main Offer Period and (ii) more than 50% of all the Shares have been tendered under the Offer during the Main Offer Period resolved to release all members of the Executive Leadership Team from their obligation to hold a minimum number of Shares as further specified in their respective employment contracts.

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(c)	The Company shall procure that no Treasury Shares are tendered into the Offer.
3.10    Consultation on Communication

(a)
Save where the communication is purely administrative, the Parties agree to consult with each other sufficiently in advance of any notification, filing or communication (whether in writing or orally) in connection with the Offer which they, their Subsidiaries or their or their Subsidiaries' Representatives propose to make or submit to the TOB, the FINMA, the SIX, any Tax Governmental Entity or any other Governmental Entity (other than in relation to the Regulatory Approval Condition, which is governed by Section 4.1) related to the Offer. The Parties undertakes to consider and take into account any reasonable comments that the other Party may have or may make prior to making any such notification, filing or communication, and to invite the other Party duly in advance to attend any meetings or other personal or oral communications.

(b)
The Parties will keep each other promptly informed on any material development in the proceedings with, and provide the other Party with copies of any of its notifications, filings or other communications to, the TOB, the FINMA, the SIX, any Tax Governmental Entity or any other Governmental Entity related to the Offer.

4.    Further Covenants
4.1    Regulatory Approval Condition

(a)
The Bidder shall procure that the Offeror, as soon as reasonably practicable after the date hereof but subject to the Company's compliance with its obligation to provide information to and support the Offeror in connection with any such filing, shall make all necessary filings with and submissions and notifications to the competent Governmental Entities with a view of satisfying the Regulatory Approval Condition as promptly as practicable. The Bidder shall not have any obligation to, and shall not have any obligation to procure that any of its Affiliates, (i) take any action to procure the satisfaction of the Regulatory Approval Condition that is not conditioned on the settlement of the Offer or (ii) offer or accept any undertakings, restrictions or conditions in order to obtain any regulatory approval, if such undertakings, restrictions or conditions would permit the Offeror to terminate the Offer.

(b)	Without limiting the generality of Section 3.2 and Section 3.8, the Company shall, and shall procure that its Subsidiaries will:

(i)
cooperate with the Bidder and any of its Affiliates (including the Offeror) and give each of them and their respective Representatives reasonable access to the management, personnel and Representatives of the Company or its Subsidiaries, and provide the Bidder and its Affiliates and their respective Representatives with all documents and information reasonably requested by the Bidder or any of its Affiliates or their respective Representatives, all as necessary or useful to procure the satisfaction of the Regulatory Approval Condition;

(ii)
initiate any communication with Governmental Entities or Representatives of Governmental Entities (including holders of elected office) related to the Regulatory Approval Condition or its satisfaction only with the prior written consent of the Bidder or the Offeror;

(iii)
promptly notify the Bidder and the Offeror of any communication related to the Regulatory Approval Condition or its satisfaction initiated by a Governmental Entity and subject to any Legal Requirements take direction from the Bidder as to how to address such communication; and

(iv)	subject to Section 4.1(d) and at the request of the Bidder, prepare and make all filings that may be necessary or useful to procure the satisfaction of the Regulatory Approval Condition.

(c)
The Bidder shall consult with the Company as regards the strategic approach to be taken with regard to the Regulatory Approval Condition and shall take into consideration the Company's view before devising and implementing the strategy for obtaining any necessary approvals or clearances under the Regulatory Approval Condition and shall take the lead in all meetings and communications with any Governmental Entity in connection therewith.

(d)
The Company (i) shall not agree to any action or obligation to procure the satisfaction of the Regulatory Approval Condition, whether or not conditioned on the settlement of the Offer, without the prior written consent of the Bidder or the Offeror, and (ii) shall agree to any action or obligation to procure the satisfaction of the Regulatory Approval Condition at the direction of the Bidder or the Offeror so long as such action or obligation is conditioned on the settlement of the Offer.

(e)	The Bidder or the Offeror shall:

(i)
prior to making any written filings with and submissions and notifications to Governmental Entities, provide drafts thereof, including any supporting documentation (in each case with the redactions necessary to comply with Legal Requirements), to the Company and its Representatives, give the Company and its Representatives the reasonable opportunity to comment thereon within a reasonable time period not less than three (3) Business Days or, given the circumstances, any shorter time period reasonably practicable, and give reasonable considerations to those comments;

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	12 | 39

(ii)
promptly provide to the Company and its Representatives copies of all filings, submissions and notifications in the form submitted or sent (with the redactions necessary to comply with Legal Requirements);

(iii)
promptly notify the Company and provide copies (with the redactions necessary to comply with Legal Requirements) of any material communication to and from any Governmental Entity in relation to such filings, submissions or notifications (including any requests by Governmental Entities for additional information) or any other material developments in connection with the regulatory clearance process;

(iv)
give two Representatives of the Company the opportunity, to the extent reasonably practicable, to attend all meetings and telephone calls with any Governmental Entity in relation to such filings, submissions or notifications that are not purely administrative (except where the Governmental Entity expressly requests that the Company should not attend all or part of the meeting or the telephone call). Such Representatives shall have the opportunity to speak at such meetings in accordance with the overall strategy for obtaining the relevant approval or clearance as per Section 4.1(c);

(v)
keep the Company otherwise promptly and fully informed (including openly copying the Company on all written communications with any Governmental Entity) on any significant development in relation to any such filings, submissions and notifications; and

(vi)
give notice to the Company as soon as practicable, and in any event within one Business Day, in writing once an approval from a Governmental Entity has been obtained (including by providing a copy of such approval with redactions as necessary to comply with Legal Requirements).

(f)
Each of the Company and the Offeror shall be responsible for determining, based on advice by external legal counsel, what information to be provided under this Section 4.1 is information that is to be shared among regulatory clean teams only and, in discharge of its respective obligations under this Section 4.1, shall provide any such information to the other Party only in accordance with a regulatory clean team agreement to be entered into between the Parties or their respective Affiliates.

(g)
The Bidder and any members of the Bidder Group shall be permitted to act through internal regulatory and legal counsel who are Regulatory Clean Team Members for the purposes of the regulatory clearance process as if they were external counsels.

(h)	Each of the Offeror and the Company shall be responsible for the accuracy of the information provided by it for any filings, submissions and notifications.
4.2    Trading and Other Restrictions

(a)
The Company is aware and acknowledges that, as from the execution of this Agreement, it and all other members of the Target Group and other Affiliates are deemed to be acting in concert with the Bidder and any of its Affiliates (including the Offeror) with respect to the Offer in accordance with article 11 Takeover Ordinance.

(b)
The Company agrees, at all times from (and including) the date of execution of this Agreement until (and including) the day falling six (6) months after the end of the additional acceptance period of the Offer (such period, the Restricted Period), to comply, and to procure that all of its Affiliates comply, with the obligations set forth in article 12(1) Takeover Ordinance, including the best price rule pursuant to article 12(1)(b) and article 10 Takeover Ordinance. The Company shall, and shall procure that its Affiliates will and shall instruct the Company's and its Affiliates' Representatives to, refrain from doing anything which may result in an obligation of the Bidder, the Offeror or any other Person, including the Company and its Affiliates, to increase the Offer Price.

(c)
Without limiting the generality of Section 4.2(b), the Company shall not, and shall procure that neither its Affiliates nor any Person on its or their behalf will, during the Restricted Period, without the prior written consent of the Bidder:

(i)
acquire, or agree to acquire, any shares (including Shares), other equity or equity-linked securities, options, warrants, conversion rights or other securities or rights for securities in the Company (including, for the avoidance of doubt, derivatives, financial instruments or rights providing for cash settlement only); or

(ii)
change or amend or agree to change or amend any of the terms and conditions of the Incentive Plans or the rights or awards granted thereunder or under any other participation plan or arrangement, or establish or agree to any new option, share or other participation plan or arrangement, or agree to or perform any cash settlement or repurchase of any rights or awards, except as set forth in Section 6.

(d)
Effective as of the execution of this Agreement, the Company shall procure that any share buy-back programs and any market making or similar arrangements are suspended. At all times during the Restricted Period, the Company shall not permit any share buy-back programs or similar arrangements to be reactivated, nor initiate, resolve on, enter into or communicate any new share buy-back program or similar arrangement without the prior written consent of the Bidder or the Offeror.

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	13 | 39

4.3    Registration in the Share Register of the Company
Before the end of the additional acceptance period of the Offer, the Company shall procure that the Company Board shall resolve, subject to the settlement of the Offer, to register the Offeror and|or any of its Affiliates in the Company's share register as shareholder(s) with voting rights with respect to all Shares that the Offeror or any of its Affiliates may acquire in the Offer or otherwise, with effect as per such acquisition. Upon each such acquisition of Shares, the Company shall promptly register the Offeror or its applicable Affiliate(s) in the Company's share register as shareholder(s) with voting rights with respect to all Shares acquired.
4.4    Shareholders' Meetings

(a)
Except (i) for the shareholders' meeting pursuant to Section 4.5(b) or (ii) if requested by a shareholder or shareholders holding at least 3% of the share capital of the Company, the Company Board shall not convene any shareholders' meeting of the Company in the period from the date of this Agreement through the settlement of the Offer without the prior written consent of the Bidder or the Offeror.

(b)
The Company Board shall recommend the rejection of any items put on the agenda of any shareholders' meeting of the Company on request of a shareholder and of any additional or amending proposals or requests submitted by a shareholder with respect to any agenda items for any shareholders' meeting of the Company unless such recommendation to reject would be inconsistent with its statutory fiduciary duties or such item or proposal or request could not reasonably be expected to adversely affect the Offer.

(c)
Subject to any Legal Requirements that prevent shareholders and guests to physically attend shareholders' meetings, the Bidder and the Offeror shall have the right to attend, and shall be invited by the Company to, any shareholders' meeting of the Company as a guest, including the shareholders' meeting pursuant to Section 4.5(b), in the period from the date of this Agreement through the settlement of the Offer.

4.5    Company Board and Directors

(a)
The Company shall procure that all Company Board members (the Resigning Company Board Members) will, subject to the condition that the Offer will be settled and the Offeror will hold more than 50% of the Shares immediately after the settlement of the Offer, resign as members of the Company Board and the board of directors or equivalent corporate body of any of the Company's Subsidiaries, if applicable, no later than by the end of the Main Offer Period and with effect as of the settlement date of the Offer, by signing a resignation declaration substantially in the form attached hereto as Annex 4.5(a).

(b)
The Company Board shall call a shareholders' meeting of the Company to be held during the additional acceptance period of the Offer in accordance with applicable Legal Requirements and the Articles of Association, and put to a vote of such meeting the election of each individual designated by the Bidder or the Offeror as members of the Company Board (the Bidder Nominees) as well as one individual as chairman of the Company Board and certain individuals as members of the nomination and compensation committee, in each case as designated by the Bidder or the Offeror, and all with effect as per the settlement date of the Offer and subject to the condition that the Offeror will hold more than 50% of the Shares immediately after the settlement of the Offer.

(c)
The Company shall procure that the Bidder and the Offeror and their respective Representatives are given due opportunity to review, and comment on, the invitation to the shareholders' meeting pursuant to Section 4.5(b), and the resolutions submitted for its approval, and consult with the Bidder and the Offeror on all other relevant matters in connection with such shareholders' meeting.

(d)
If the Bidder Nominees are not validly elected to the Company Board on or by the settlement date of the Offer, the Bidder Nominees shall, subject to any Legal Requirements, be entitled to receive, as of such date, all information provided to members of the Company Board and to attend all meetings of the Company Board with a consulting vote.

(e)
If not all Resigning Company Board Members resign in accordance with Section 4.5(a), or if not all Bidder Nominees are elected at the shareholders' meeting in accordance with Section 4.5(b), the Company shall upon the Bidder's or the Offeror's request use commercially reasonable efforts to procure that such number of members of the Company Board as is necessary for the Bidder and the Offeror to control a majority of the members of the Company Board as of the settlement of the Offer will enter into a mandate agreement with the Bidder or the Offeror reasonably satisfactory to the Bidder and the Offeror. In any event, the Bidder and the Offeror shall have the right to request that the Company Board call another shareholders' meeting for the election to the Company Board of the Bidder Nominees and of additional nominees proposed by the Bidder or the Offeror.

4.6    Conduct of Business

(a)
The Company shall, and shall procure that each of its Subsidiaries will, (i) continue to operate its business as a going concern, in the ordinary course and consistent with past practice and the current

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	14 | 39

budget and business plan, and in compliance with all Legal Requirements at all times from the date of this Agreement through the settlement of the Offer, and (ii) preserve substantially intact its business organization and goodwill, keep available the services of its officers and employees and preserve the relationships with the Persons having business relationships with the Company or any of its Subsidiaries.

(b)
Without limiting the generality of Section 4.6(a), unless required by merger control Legal Requirements or expressly provided otherwise in this Agreement, the Company shall not, and shall procure that none of its Subsidiaries nor any Person on the Company's or any of its Subsidiaries' behalf will, without the prior consent of the Bidder (such consent not to be unreasonably withheld or delayed) or, if merger control Legal Requirements do not so permit, prior consultation of the Bidder, in each case in accordance with Section 4.6(c), do or agree to do or announce any of the following from the date of this Agreement through the settlement of the Offer:

(i)	do anything that is reasonably likely to interfere with, inhibit or impair, hinder or delay the consummation of the Offer or any of the transactions contemplated by this Agreement;

(ii)
make any change in the terms of service or employment of any director, officer or employee of the Target, or hire any director, officer or employee with an individual aggregate compensation in excess of CHF 250,000 per year, in each case other than (1) increases in compensation in the ordinary course of business consistent with past practice, (2) in accordance with existing agreements or (3) in the case of employees, in accordance with existing collective bargaining arrangements;

(iii)
other than as required by the terms of an Incentive Plan as in existence on the date of this Agreement or in accordance with Section 6, (1) grant or pay any change-of-control, retention, severance or termination pay to, or increase in any manner the change-of-control, retention, severance or termination pay of any director, officer or employee of any member of the Target Group, (2) grant any awards (including grants of any stock or stock-based awards or the removal of existing restrictions in any Incentive Plans or awards made thereunder) other than in the ordinary course of business consistent with past practice, (3) take any action to fund or in any other way secure the payment of compensation or benefits, or (4) take any action to accelerate the vesting or payment of any compensation or benefit under any Incentive Plan or awards made thereunder;

(iv)
materially change any actuarial or other assumption used to calculate funding obligations with respect to any Equity Plan, employee benefit or pension plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined;

(v)	enter into, amend, modify or terminate any collective bargaining arrangements;

(vi)
form, enter into, amend, modify, terminate or withdraw from any material partnership, consortium, (contractual or incorporated) joint venture or other incorporated association or agree to make or make any capital expenditure or equity commitments in connection therewith;

(vii)	amend or otherwise alter in any manner the articles of association or organizational regulations or similar governing documents of the Company or any of its Subsidiaries;

(viii)
issue, sell, grant, split, subdivide, encumber, redeem, repurchase or otherwise dispose of or acquire any shares (including Shares), other equity or equity-linked securities, options, warrants, conversion rights or other securities or rights for securities in the Company or any of its Subsidiaries or increase, reduce or otherwise change the share capital or capital structure of the Company or any of its Subsidiaries;

(ix)
directly or indirectly offer, sell, write options, assign, encumber or otherwise dispose of or transfer the legal or beneficial ownership of all or a part of the Treasury Shares or other securities that are directly or indirectly held by the Company or any of its Subsidiaries or solicit any offers to purchase or otherwise acquire or make a pledge of any such Treasury Shares or such other securities;

(x)	authorize, apply for, or cause to be approved, the listing of equity securities (including Shares) on any stock exchange;

(xi)
sell, lease, license, transfer or otherwise dispose of any material assets of the Company or any of its Subsidiaries to a third party, other than the sale of passive mobile infrastructure in accordance with the built-to-suit-agreement between Sunrise Communications AG and Swiss Towers AG dated July 19, 2017 and the sale of inventory and used equipment in the ordinary course of business consistent with past practice;

(xii)
acquire, whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise, (1) any shares or other equity or equity-linked securities, options, conversion rights or other securities or rights for securities of any Business Association or (2) any assets (other than the acquisition of supplies and inventory in the ordinary course of business consistent with past practice) from a third party;

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	15 | 39

(xiii)
(1) refinance, terminate, cancel, prepay, assign (other than giving its consent to the sale by Huawei of receivables from Sunrise Communications AG to DNB in accordance with the terms of such contracts with Huawei and DNB as are in effect as at the date of this Agreement and consistent with past practice), waive or materially amend the terms of any financing arrangements of the Target Group, (2) enter into any new financing arrangements (including vendor financing or vendor financing-like arrangements) or draw down funds under any existing financing arrangements of the Target Group in excess of CHF 10,000,000 in the aggregate other than a draw down of the existing CHF 200 million revolving credit facility with Credit Suisse (Schweiz) AG and other lenders pursuant to the senior facilities agreement dated January 13, 2015 (as amended and restated on February 9, 2015, December 23, 2016 and June 15, 2018), (3) enter into or materially amend any derivative instrument of the Target Group, or (4) enter into or materially amend any capital lease of the Target Group;

(xiv)	enter into, increase or extend any liability under, any guarantee, indemnity or similar arrangement other than in the ordinary course of business consistent with past practice;

(xv)	make, increase or extend any loan or advance or grant any credit to any third Person other than in the ordinary course of business consistent with past practice;

(xvi)
grant, create or allow to be created any Lien over any of its assets or Intellectual Property Rights of the Company or its Subsidiaries other than as arising by operation of Legal Requirements or in the ordinary course of business consistent with past practice;

(xvii)
(1) abandon, disclaim, dedicate to the public, sell, transfer or otherwise dispose of any material Intellectual Property Rights of the Company or its Subsidiaries, (2) grant to any third party any license, or enter into any covenant not to sue, with respect to any material Intellectual Property Rights of the Company or its Subsidiaries (other than the grant of non-exclusive licenses of such Intellectual Property Rights to business partners in the ordinary course of business consistent with past practice), (3) disclose or allow to be disclosed any material confidential information to any Person, other than to Persons that are subject to a customary confidentiality or non-disclosure undertaking protecting against further disclosure thereof or (4) adversely amend or modify any material Intellectual Property Rights of the Company or its Subsidiaries in any material respect;

(xviii)
liquidate any member of the Target Group or incorporate any new subsidiary or initiate or effect any insolvency or similar proceedings, mergers, demergers, acquisitions, reorganizations, consolidations, purchases or divestitures of securities or businesses or material assets or Intellectual Property Rights or similar transactions involving or with respect to the Company or any of its Subsidiaries;

(xix)
(1) initiate, discontinue or settle any Actions other than any settlements involving only the payment of sums of money not higher than CHF 5,000,000 per Action in the ordinary course of business consistent with past practice, (2) or discontinue or settle, or otherwise fail to further pursue, the Action against Swisscom (and any related actions) announced by the Company on May 15, 2020;

(xx)
declare, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, except for dividends to another direct or indirect wholly owned Subsidiary of the Company or to the Company, or resolve, declare or make any capital reduction or repayments on shares or other securities;

(xxi)
enter into, amend, modify or terminate or consent to the termination (including via the failure to exercise a right to renew on commercially reasonable terms) of, or amend, modify, terminate or consent to the termination of any rights under, any distribution, customer, manufacturer, marketing or supply agreement other than in the ordinary course of business consistent with past practice;

(xxii)
(A) enter into, amend, modify or terminate or consent to the termination (including via the failure to exercise a right to renew on commercially reasonable terms) of, or amend, modify, terminate or consent to the termination of any rights under, any (1) agreement purporting to limit the ability of the Company or any of its Subsidiaries or Representatives to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or in any customer segment, (2) agreement providing for "exclusivity" or any similar requirement or "most favored nation" or similar rights, in each case in favor of any Person other than the Company or any of its Subsidiaries, (3) agreement to the extent the consummation of the Offer or any of the other transactions contemplated under this Agreement would reasonably be expected to trigger, conflict with or result in a violation of any "change of control" or similar provision of such agreement, (4) agreement with Huawei Technologies Co., Ltd., or any of its Affiliates, or (5) agreement with any member of the Target Group or any current or former director, officer or employee of any member of the Target Group or (B) enter into any new whole-sale fixed network access agreement;

(xxiii)
do, or, to the extent within the powers of the Company, fail to prevent, anything that could have a Material Adverse Effect (as defined in the Pre-Announcement) or cause any of the representations set forth in Annex 5(a) to be breached, untrue or inaccurate when given as of

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	16 | 39

any date after the date hereof, or take any action that would be inconsistent with the obligations of a target company pursuant to article 132(2) FMIA or articles 35 to 37 Takeover Ordinance;

(xxiv)	change the accounting procedures, principles or practices of the Company or any of its Subsidiaries in effect at the date of this Agreement;

(xxv)
make any change (or file any such change) in any material method of Tax accounting, make, change or rescind any material Tax election, file any amended Tax return, file any claim for refund of a material amount of Taxes, enter into any closing agreement relating to a material amount of Taxes or waive or extend the statute of limitations in respect of material Taxes, in each case outside of the ordinary course of business and, to the extent applicable, consistent with past practice;

(xxvi)	take any action that is reasonably likely to interfere with, inhibit or impair, hinder or delay the obtainment and implementation of the Tax Rulings (to the extent known to the Company);

(xxvii)	cancel, compromise, waive or release any right or claim or series of related rights and claims or any indebtedness outside the ordinary course of business consistent with past practice; or

(xxviii)
enter into any commitments to pay, or pay, any fees, costs and expenses in relation to the Offer and the transactions contemplated by this Agreement to any brokers, financial advisers, finders, other intermediaries or professional advisers over or above what has been fairly disclosed to the Bidder prior to the date of this Agreement.

(c)
Any notification of a planned action under this Section 4.6 shall be made in writing (e-mail sufficient) to a Designated Individual, and any consent thereto shall only be valid if given in writing (e-mail sufficient) by a Designated Individual.

4.7    Financial Statements
Subject to mandatory Legal Requirements and applicable stock exchange regulations, the Company shall not publish any financial statements or financial report or information prior to the settlement of the Offer other than quarterly financial reports consistent with past practice.
4.8    Acquisition Financing

(a)
Without limiting the generality of Section 3.2(c) and provided that the Company and the Company's Subsidiaries may refrain from any action that would divert material resources from or lead to a disruption of the operations of the Company's or the Company's day-to-day business and subject to any constraints under mandatory Legal Requirements, the Company shall, and shall cause its Subsidiaries and the Company's and its Subsidiaries' Representatives to, provide such cooperation in connection with the evaluation, preparation and arrangement of debt financing to fund certain of the consideration in connection with the Offer, the refinancing of existing debt of the Target Group or any associated derivatives (together, the Acquisition Financing) as may be reasonably required and requested by the Bidder or the Offeror, including without limitation:

(i)
participation of senior management (including the chief financial officer) in meetings, drafting sessions, due diligence sessions and|or presentations to prospective lenders and investors and sessions with rating agencies needed to rate and to market the Acquisition Financing;

(ii)
furnishing, or using commercially reasonable efforts to cause third parties to furnish, the Bidder and the Offeror and its financing sources with financial information regarding the Company and its Subsidiaries;

(iii)
providing due diligence materials and other information required by any financing sources or their Representatives in connection with their due diligence investigation of the Company and its Subsidiaries, and providing access during normal business hours and on at least 1 Trading Day's prior notice to the premises, Representatives (including senior management), books, records and accounts of the Company and its Subsidiaries;

(iv)
providing all information and documents reasonably necessary in connection with obtaining the Tax Rulings (including any pre-existing Tax rulings relating to the financing of the Company and its Subsidiaries as well as any relevant correspondence with Tax Governmental Entities);

(v)
providing all information and documents reasonably necessary in connection with the preparation of customary confidential information memoranda and other customary marketing materials to be used in connection with any syndication reasonably deemed necessary by any lead arranger or equivalent Person;

(vi)
providing all information and documents reasonably necessary in connection with the procurement of public corporate credit ratings, public corporate family ratings and public ratings (as applicable) from each of Standard & Poor's, Moody's and Fitch, reasonably requested by the Bidder or the Offeror, in respect of relevant issuers, borrowers and guarantors and facilities and other instruments issued;

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	17 | 39

(vii)
providing all information and documents reasonably necessary in connection with the preparation of any credit agreements, security agreements and other financing and security documents, filings and other certificates and documents, and otherwise reasonably facilitating the granting of security interests;

(viii)
providing all documents and other information about the Company and its Subsidiaries as are reasonably required by the relevant underwriters, lenders, agents and other finance parties and their counsel with respect to (i) applicable "know your customer" and Anti-Money Laundering Laws and (ii) obtaining all reasonably necessary internal approvals and satisfying all other relevant conditions precedent;

(ix)
arranging for change of control, repayment or redemption related notices and other steps in connection with the existing indebtedness of the Company and its Subsidiaries and using commercially reasonable efforts to obtain customary pay-off letters, releases, lien terminations, title transfers, and instruments of discharge or transfer relating to any collateral to be delivered;

(x)	consenting to the use of logos of the Company and its Subsidiaries;

(xi)
obtaining the assistance of the Target Group's auditors to provide consents for the use of their reports in materials related to the Acquisition Financing, and procuring their participation in drafting sessions and due diligence sessions (to the extent permissible under Legal Requirements and their professional standards); and

(xii)	providing reasonable assistance in relation to any syndication of the debt facilities contemplated by the Acquisition Financing.

(b)
Neither the Company nor any of its Subsidiaries shall be required to agree to any commitment or obligation pursuant to this Section 4.8 unless such commitment or obligation is conditional on the closing of the Offer.

(c)
The Offeror undertakes to pay to the Company all third party costs reasonably incurred by the Company after the date of this Agreement in connection with any action that the Bidder or one of its Affiliates requires the Company to take under this Section 4.8 if (i) the Offer is not settled and (ii) the Reimbursement Amount is not payable.

4.9    Integration Planning
Without limiting the generality of Section 3.2(c) and to the extent permitted under merger control Legal Requirements, the Company shall provide, and shall procure that the Company's Subsidiaries and its and their Representatives will promptly provide, to the Bidder, the Bidder's Affiliates and the Bidder's and its Affiliates' Representatives upon reasonable request such information (to the extent available) regarding the Target Group and access to personnel of the Target Group as is reasonably necessary and shall cooperate in good faith with the Bidder for the purposes of planning and preparing for the integration of the Target Group to the Bidder Group following the settlement of the Offer (including in relation to IT systems integration, transmission and core network integration, MVNO integration, commercial model, branding, and operational and organizational design) provided that the Company and the Company's Subsidiaries may refrain from any action that would divert resources from or lead to a material disruption of the operations of the Company's or the Company's Subsidiaries day-to-day business. The Offeror undertakes to pay to the Company all third party costs reasonably incurred by the Company after the date of this Agreement in connection with any action that the Bidder or one of its Affiliates requires the Company to take under this Section 4.9 if (i) the Offer is not settled and (ii) the Reimbursement Amount is not payable.
5.    Representations and Warranties of the Company

(a)
The Company hereby represents and warrants that, except as fairly disclosed (i) in the annual report 2019 of the Company, (ii) in any ad hoc statement or press release of the Company published in the period between January 1, 2020 and the date of this Agreement or (iii) to the Bidder prior to the date of this Agreement, the statements set forth in Annex 5(a) are true and correct as of the date of this Agreement.

(b)
The Company shall, irrespective of any fault, indemnify the Bidder, the Offeror and their Affiliates and hold each of them harmless from and against any and all damages, losses, liabilities (whether accrued, contingent or otherwise), claims, penalties, judgments, settlements, fines, interest and costs and expenses suffered, incurred or payable by, or brought against, any of them as result of, or arising from or based upon, any misrepresentation or breach of any of the warranties set forth in Annex 5(a) in each case which are proximately caused by the misrepresentation or breach of any of the warranties set forth in Annex 5(a). For the avoidance of doubt, under no circumstances shall punitive damages, exemplary damages or any multiple portion of any multiplied damages, lost profit, loss of profit and loss of goodwill be indemnifiable.

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	18 | 39

6.    Incentive Plans and Share Compensation of the Company Board
6.1    Equity Plans
6.1.1    The Equity Plans and Outstanding Shares and Awards

(a)
The Company has the following types of restricted Shares issued or equity awards in relation to Shares granted to employees under the following share-based remuneration plans (together, the Equity Plans)

(i)	performance share units (the Performance Share Units) granted under the Sunrise Performance Share Unit Plan dated January 13, 2020 (the PSUP);

(ii)
investment shares (the Investment Shares), awards for performance shares (the Performance Share Awards ) and awards for matching shares (the Matching Share Awards) granted under the Sunrise Management Long Term Investment Programme – Revised dated March 1, 2017 (the MLTIP); and

(iii)	restricted shares (the Restricted Shares) granted under the Sunrise 2020 Employee Share Participation Plan of February 2020 (the ESPP).

(b)
Pursuant to the terms of MLTIP and the ESPP, respectively, the Investment Shares and the Restricted Shares are blocked and may not be sold or otherwise transferred by any holder thereof for a period of three years from the date on which they were delivered to such holder (the Blocking Period). As of the date of this Agreement, an aggregate of 210,740 blocked Investment Shares and blocked Restricted Shares is outstanding under the MLTIP and the ESPP.

(c)
Pursuant to the terms of the PSUP and the MLTIP, respectively, (i) each Performance Share Unit, Performance Share Award and Matching Share Award has a vesting period of three years from the grant date (the Vesting Period), and (ii) upon expiration of the Vesting Period, each Performance Share Unit entitles its holder to receive zero to two (0-2) Shares, each Performance Share Award entitles its holder to receive zero to one point two (0-1.2) Shares, and each Matching Share Award entitles its holder to receive one (1) Share, in each case free of charge. As of the date of this Agreement, the Company has granted and outstanding 55,920 Performance Share Units, 808 Performance Share Awards granted in 2017 (the 2017 Performance Share Awards), 8,471 Performance Share Awards granted in 2018 (the 2018 Performance Share Awards) and 5,043 Matching Share Awards, entitling their holders to receive an aggregate of up to 128,019 Shares upon expiration of the Vesting Period.

(d)	Pursuant to the Equity Plans, the Company Board may, in the event of a change of control of the Company, amend or adjust the Equity Plans in its discretion.
6.1.2    Treatment of Equity Plans and Outstanding Shares and Awards

(a)
From the date of this Agreement until the earlier of the settlement of the Offer or the date on which the Bidder or the Offeror has terminated the Offer, the Company shall not, and shall procure that none of its Subsidiaries will, issue any (restricted) Shares or grant any awards relating to Shares, except as set forth in Section 6.1.2(c).

(b)
Provided that all Offer Conditions are satisfied, the Company shall terminate all Equity Plans which have not been terminated prior to the settlement of the Offer effective as of the settlement date of the Offer.

(c)
Provided that (i) the Offer is not terminated by the Offeror upon the expiration of the Main Offer Period, (ii) more than 50% of all the Shares have been tendered under the Offer during the Main Offer Period, (iii) the TOB or any other Governmental Entity has issued a decision or decree that the following adjustments do not trigger the best price rule or violate the principle of equal treatment of offerees under Swiss takeover Legal Requirements and (iv) the review body has not determined that the following adjustments infringe or trigger the best price rule or any other Legal Requirements, the Company shall, and shall have the right to, adjust the Equity Plans and make the determinations as set forth below:

(i)
the applicable Blocking Period in relation to the Investment Shares and the Restricted Shares will be accelerated to terminate on the first day of the additional acceptance period of the Offer, and all Investment Shares and Restricted Shares will be tendered under the Offer during the additional acceptance period on behalf and on the account of the holders thereof;

(ii)
the applicable Vesting Period in relation to each Performance Share Unit, Performance Share Award and Matching Share Award will be accelerated to terminate no later than on the last Trading Day prior to the settlement of the Offer, and all entitlements of the holders of Performance Share Units, Performance Share Awards and Matching Share Awards will vest in full on such date (such date, the Accelerated Vesting Date );

(iii)
based on the determination of the Company Board, each Performance Share Unit will convert into the right to receive two (2) Shares and each 2017 Performance Share will convert into the right to receive zero point nine three nine eight (0.9398) Shares and each 2018 Performance

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	19 | 39

Share Award will convert into the right to receive zero point eight three (0.83) Shares, in each case as at the Accelerated Vesting Date; and

(iv)
the Performance Share Units, Performance Share Awards and Matching Share Awards will be settled in cash in lieu of Shares, and to that effect each right to receive Share(s) under the Performance Share Units, Performance Share Awards and Matching Share Awards will be converted into the right to receive an amount in cash corresponding to the Offer Price per Share, payable, together with the dividend equivalents pursuant to PSUP and the MLTIP accrued until the Accelerated Vesting Date, to the holders thereof with value as of the settlement date of the Offer.

(d)
If and to the extent that the review body under the Offer or the TOB or any other Governmental Entity should determine that any of the adjustments or determinations set forth in Section 6.1.2(c) triggers the best price rule or violates the principle of equal treatment of offerees under Swiss takeover Legal Requirements and would require the Bidder to increase the Offer Price or otherwise change the terms of the Offer, the Company shall, and shall have the right to, after prior consultation with the Offeror, amend such adjustment or determination in such a way to make it compliant with the best price rule or any other Legal Requirement and, to the extent deemed reasonably necessary by the Parties, obtain an advance ruling from the TOB confirming such compliance if the contemplated adjustment is made by the Company; provided, however, that such amended adjustments and determinations shall overall not be more beneficial to the participants under the Equity Plans than the adjustments and determinations specified in Section 6.1.2(c).

6.2    Short Term Incentive Plan

(a)
Under the Sunrise Bonus Plan (the Short Term Incentive Plan , and together with the Equity Plans the Incentive Plans), Sunrise employees are, subject to reaching certain pre-defined performance targets, entitled to receive a variable bonus payment of up to 200% of their annual base salary.

(b)
Provided that (i) the Offer is not terminated by the Offeror upon the expiration of the Main Offer Period, (ii) more than 50% of all the Shares have been tendered under the Offer during the Main Offer Period, (iii) the TOB or any other Governmental Entity has issued a decision or decree that the following adjustments do not trigger the best price rule or violate the principle of equal treatment of offerees under Swiss takeover Legal Requirements and (iv) the review body has not determined that the following adjustments infringe or trigger the best price rule or any other Legal Requirements, the Company shall, and shall have the right to, adjust the Short Term Incentive Plan so that so that the target achievement under the Short Term Incentive Plan for the financial year 2020 will be measured at settlement of the Offer, such target achievement rate will be linearly extrapolated to December 31, 2020 and the bonus calculated on the basis of this target achievement rate for the entire financial year 2020 will be paid out on a pro-rated basis, i.e. the pro-rated portion of the bonus for the period between January 1, 2020 and the settlement of the Offer, will be paid at settlement of the Offer.

6.3    Share Compensation of the Company Board

(a)
Prior to the date of this Agreement, part of the base compensation of the members of the Company Board has been paid in Shares which are blocked for a period of three years from the date on which they were delivered to the relevant Company Board member. As of the date of this Agreement 17,632 Shares held by members of the Company Board are blocked.

(b)
Provided that (i) the Offer is not terminated by the Offeror upon expiration of the Main Offer Period and (ii) more than 50% of all the Shares have been tendered under the Offer during the Main Offer Period, the applicable blocking period in relation to the blocked Shares held by the Company Board members will be accelerated to terminate on the first day of the additional acceptance period of the Offer, and such Shares will be tendered under the Offer during the additional acceptance period on behalf and on the account of the Company Board members.

(c)
From the date of this Agreement until the earlier of the settlement of the Offer or the date on which the Bidder or the Offeror has terminated the Offer, the Company shall not, and shall procure that none of its Subsidiaries will, issue any Shares or grant any awards to any Company Board members. To the extent not yet paid, the members of the Company Board shall be compensated for the current term of office (on a pro rata basis if applicable) solely in cash, and no blocked Shares shall be issued or otherwise delivered to the Company Board members as from the date of this Agreement.

7.    Going Private

(a)
The Company acknowledges that the Bidder currently contemplates that, following the settlement of the Offer, depending on the acceptance rate, any remaining minority shareholders of the Company shall be excluded and indemnified by any legal means available, including by way of a squeeze-out in accordance with article 137 FMIA and the respective implementing ordinance or a squeeze-out merger in accordance with the Swiss Merger Act (as the case may be), and that the Shares shall be de-listed from the SIX.

(b)
Without limiting the generality of Section 3.2(c), following the settlement of the Offer, the Company shall, and shall procure that its Subsidiaries will, support any such action proposed by the Bidder or the Offeror in order for the Offeror to achieve control of 100% of the Shares of the Company, to request

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	20 | 39

relief from SIX from its disclosure and publicity duties under the Listing Rules as available at the relevant time, to de-list the Shares from the SIX, and to prepare and facilitate the combination and integration of the Target Group with and into the Bidder Group.
8.    Protection of Company Board and Executive Leadership Team
Subject to the settlement of the Offer, the Bidder agrees to procure that the Offeror, the Company and each of their respective Affiliates refrain from making and enforcing any claim against any current member of the Company Board or the Executive Leadership Team for damages that the Company has or may have suffered based on directors' or officers' liability arising out of any event, change, fact or occurrence occurring on or before the date of this Agreement, except that the foregoing shall not apply in relation to any wilful, fraudulent or grossly negligent acts or breach of fiduciary duty or omissions of any such member of the Company Board or the Executive Leadership Team. The Offeror further undertakes to procure that any current member of the Company Board or the Executive Leadership Team shall be granted unconditional discharge at the next annual general meeting of shareholders of the Company.
9.    Costs and Expenses

(a)
Except as expressly provided otherwise herein, each Party shall bear its own costs and expenses (including advisory fees) incurred in the negotiation, preparation and completion of this Agreement and in connection with the Offer.

(b)
The Company agrees to pay to the Bidder or, at the election of the Bidder, to the Offeror or any other Affiliate of the Bidder an amount of CHF 50 million (the Reimbursement Amount) as lump sum reimbursement of costs that the Bidder, the Offeror and their respective Representatives have incurred or will incur for preparing and making the Offer,

(i)
if (A) the Offer is not successful (nicht zustande gekommen) or (B) the Offer has not become unconditional and is no longer required by the TOB to remain open or (C) this Agreement is terminated, in each case for a reason attributable to:

(1)	a material breach by the Company of this Agreement or of any of its representations or warranties; or

(2)	a material breach by the Company of any Legal Requirements in connection with the Offer; or

(ii)
(1) if the Company Board fails to unanimously recommend the Offer to the shareholders of the Company as contemplated in this Agreement; (2) if the Company Board or any committee thereof withdraws, modifies or qualifies its unanimous recommendation of the Offer; (3) if the Company or any other Person on behalf of the Company recommends, approves or enters into an agreement or arrangement with a third party for a Restricted Transaction (including a Superior Transaction); or (4) in each case of (1), (2) or (3), if the Company or the Company Board makes an announcement to that effect; or

(iii)	if a competing offer has been declared successful.

For the avoidance of doubt, no Reimbursement Amount shall be payable if the Offer is declared successful and the settlement of the Offer occurs.

(c)
The cost reimbursement obligation pursuant to Section 9(b) shall become due and payable by the Company at the later of the fifth (5th) Trading Day after (i) any of the events contemplated under Section 9(b) has occurred and (ii) the point in time the Offer can no longer be declared successful or become unconditional.

(d)	The right to request specific performance and claim damages beyond the Reimbursement Amount shall be preserved.
10.    Press Releases and Confidentiality

(a)
Following the date of this Agreement, any press release issued by a Party or any of its Subsidiaries or its or their Representatives in relation to the Offer shall only be published after a draft of such press release has been provided to the Company (in case of a press release by the Bidder or any of its Subsidiaries or its or their Representatives) or the Bidder and the Offeror (in case of a press release by the Company or any of its Subsidiaries or its or their Representatives). Nothing in this Agreement shall restrict or prohibit:

(i)	any announcement or disclosure required by Legal Requirements; or

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	21 | 39

(ii)
any disclosure to any Representatives who are required to receive such information to carry out their duties (conditional upon any such Person agreeing to keep such information confidential for so long as the disclosing Party is obligated to do so).

(b)
The confidentiality agreement between the Company and Liberty Global Europe Limited dated as of August 3, 2020 (the Confidentiality Agreement), and all rights and obligations thereunder are hereby terminated.

(c)
Subject to Section 10(d) from the date of this Agreement until the earlier of the settlement of the Offer or twenty-four (24) months from the date of this Agreement, each Party shall, and shall procure that its Affiliates and its and their Representatives will, except with prior written consent of the respective other Party:

(i)
keep Confidential Information and any part thereof in strict confidence and not disclose the same to any Person other than to those of its Representatives who need to know the same for the purposes of, or as set forth in, this Agreement and the Offer (including its financing) and who are bound, by law, agreement or otherwise, by appropriate confidentiality obligations and have been made aware of the terms of this Section 10(c); and

(ii)	not use Confidential Information or any part thereof for any purpose other than for the purposes of, or as set forth in, this Agreement and the Offer (including its financing).

(d)
Nothing in this Agreement shall preclude either Party from, or restrict either Party in, disclosing any Evaluation Information or any Transaction Information to any Person (whether publicly or not) in compliance with its obligations under applicable laws and regulations or upon request from any competent governmental authority, stock exchange or other regulatory body; provided that, if a Party elects to make any such disclosure, it shall, if reasonably practicable and lawfully permitted and possible under applicable laws and regulations, inform and, as regards timing, content and other details of such disclosure, consult with the other Party as early as possible prior to making any such disclosure; and further provided that either Party shall make any such disclosure only to the extent to which and in the form and manner in which it is obliged under applicable laws and regulations or has been requested by a competent governmental authority, stock exchange or other regulatory body.

(e)
If this Agreement is terminated pursuant to Section 11(a) and upon a Party's subsequent request the other Party shall, and shall procure that all other Receiving Parties will, promptly destroy all Confidential Information and confirm to the requesting Party in writing compliance with this Section 10(e). The obligation to return or destroy Confidential Information shall not apply to (i) computer records and files which have been created pursuant to automatic electronic archiving, IT back-up or internal disaster recovery procedures, or (ii) any Confidential Information that is included or has been filed in the minutes or other records of the board of directors or management committees of the other Party (or any of its respective Affiliates), or (iii) any Confidential Information which a Receiving Party is required to retain in order to comply with applicable laws or regulations. Such retained Confidential Information shall be held in confidence in accordance with Section 10(c) and Section 10(d).

11.    Termination

(a)	This Agreement may be terminated with immediate effect by giving notice in writing to the other Party:

(i)	by either Party, if (1) the Offer has not become unconditional and (2) the TOB no longer requires the Offer to remain open;

(ii)
by either Party, if (1) the Offeror publicly declares that the Offer will not be further pursued or has failed or otherwise withdraws from launching, continuing or settling the Offer and (2) the TOB permits the Offer not to be launched, no longer to remain open or not to be settled and (3) the Party seeking to terminate is not in breach of any provision under this Agreement that causes any such non-pursuance, failure or withdrawal;

(iii)
by either Party, if the other Party (1) materially breaches its obligations or its representations or warranties under this Agreement and (2) has failed to fully remedy such breach within ten (10) Trading Days after such breach;

(iv)
by the Bidder, if the Company or any Person acting on behalf of the Company enters into an agreement or arrangement with any Person regarding a Restricted Transaction (including a Superior Transaction) or makes an announcement to that effect;

(v)	by the Bidder, if a competing offer has an acceptance rate of more than 10% of the Shares;

(vi)
by the Bidder, if the Company Board or any committee thereof (1) fails to unanimously recommend the Offer to the shareholders of the Company as contemplated in this Agreement or (2) withdraws, modifies or qualifies its unanimous recommendation of the Offer or makes an announcement to that effect or (3) approves or recommends a Restricted Transaction (including a Superior Transaction) or makes an announcement to that effect;

(vii)	by the Company, if (1) the Company Board withdraws, modifies or qualifies its unanimous recommendation of the Offer in accordance with Section 3.4(d) and 3.4(e) and (2) the Offeror

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	22 | 39

has the right to withdraw the Offer under Swiss Legal Requirements without any further obligations or liability and (3) the Company concurrently with such termination enters into a definitive agreement for a Superior Transaction and (4) the Company concurrently with such termination pays the Bidder the Reimbursement Amount in accordance with Section 9(b).

(b)
If this Agreement is terminated pursuant to Section 11(a), such termination shall be without liability of any Party to the other Party, except that (i) any obligations set forth in Sections 9(b) and 9(c) shall continue to exist, (ii) if such termination results from the breach by any Party of its obligations under this Agreement, such Party shall be fully liable for all damages suffered by the other Party, including for costs and expenses incurred that become futile as a result, and (iii) such termination shall be without prejudice to the liability of either Party for a breach of this Agreement prior to such termination.

(c)
If this Agreement is terminated pursuant to Section 11(a), all provisions of this Agreement shall cease to be effective, except as set forth in Section 9 (Costs and Expenses), Section 10(b) through Section 10(e) (Confidentiality), this Section 11 (Termination) and Section 12 (General Provisions).

12.    General Provisions
12.1    Notices

(a)
All notices or other communications to be given under or in connection with this Agreement shall be in writing and delivered by hand or sent (postage prepaid) by registered, certified or express mail (return receipt requested) overnight courier or e-mail (provided that e-mail notice is also served in physical hard copy delivered to the relevant address (in which case notice shall be deemed to be duly given by the relevant e-mail and not the physical hard copy) as follows:

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	23 | 39

if to the Bidder or the Offeror:
Liberty Global plc
Attn. Andrea Salvato, Bryan Hall, Jeremy Evans
Griffin House
161 Hammersmith Road
London W6 8BS
United Kingdom

E-mail: asalvato@libertyglobal.com
      bhall@libertyglobal.com
      jevans@libertyglobal.com
      legalUS@libertyglobal.com

with a copy to
Homburger AG
Attn: Dr. Daniel Daeniker, Dr. Daniel Hasler
Prime Tower
Hardstrasse 201
8005 Zurich
Switzerland

Phone: + 41 43 222 10 00
Fax: +41 43 222 15 00

E-mail: daniel.daeniker@homburger.ch
      daniel.hasler@homburger.ch

if to the Company:
Sunrise Communications Group AG
Attn. André Krause, Uwe Schiller, Marcel Huber
Thurgauerstrasse 101B
8152 Glattpark (Opfikon)
Switzerland

E-mail: andre.krause@sunrise.net;
      uwe.schiller@sunrise.net
      marcel.huber@sunrise.net

with a copy to
Lenz & Staehelin
Attn. Hans-Jakob Diem, Simone Ehrsam
Brandschenkestrasse 24
8027 Zurich

Phone: + 41 58 450 80 00
Fax: +41 58 450 80 01

E-mail: hans-jakob.diem@lenzstaehelin.com
      simone.ehrsam@lenzstaehelin.com

Any notice to be given hereunder shall be given prior to the expiry of a term or deadline (if any) set forth in this Agreement or by applicable Legal Requirements. Any notice to be given hereunder shall be effective only if it was (i) timely and duly given in accordance with this Section 12.1(a) and (ii) actually received by the Party to whom it is addressed, irrespective of whether such notice was received prior to or after the expiry of the respective term or deadline (if any).

(b)
Notwithstanding the foregoing, any certificate that has to be issued hereunder confirming the satisfaction of Offer Conditions, has to be issued and sent so that it is received by the Bidder and the Offeror by 10a.m. Swiss time on the relevant date stated in this Agreement.

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	24 | 39

12.2    Entire Agreement
This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall, save as expressly provided otherwise herein, supersede all prior oral and written agreements or understandings of the Parties relating hereto.
12.3    Amendments and Waivers
This Agreement may only be modified or amended by a document signed by all Parties. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.
12.4    Effect on Third Parties | No Assignment

(a)
Subject to Section 12.4(c), no Person other than the Parties shall have any rights, benefits or remedies under this Agreement, and nothing in this Agreement is intended to confer on any Person other than the Parties any rights, benefits or remedies.

(b)
Subject to Section 12.4(c), neither Party shall transfer or assign this Agreement or any of its rights or obligations hereunder to any Person without the prior written consent of the other Party. Any attempted assignment in violation of this Section 12.4(b) shall be deemed void.

(c)
The rights, benefits and remedies of the Offeror under this Agreement shall become directly enforceable rights of the Offeror automatically upon the submission of the Offer by the Offeror. Further, the Bidder may transfer and assign this Agreement and any of its rights and obligations hereunder to the Offeror or any of the Bidder's other Affiliates.

12.5    Severability
Should any part or provision of this Agreement or the application of any such part or provision to any Person or circumstance be held to be invalid, illegal or unenforceable in any respect by any Governmental Entity or arbitral tribunal having jurisdiction, the other provisions of this Agreement or the application of such part or provision to any other persons or circumstances shall nonetheless remain valid. In this case, the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required for its implementation.
12.6    Interpretative Provisions
The words "hereof", "herein" and "hereunder," and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Annex references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. All Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement, as if set forth in full herein. Any capitalized term used in any Annex hereto, but not defined therein, shall have the meaning ascribed to it in this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to "or" shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, "or" shall be interpreted to mean "and|or" rather than "either|or")
12.7    Governing Law
This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles and excluding the UN Convention on Contracts for the International Sale of Goods.
12.8    Dispute Resolution
Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration (as defined therein) is submitted in accordance with these rules. The number of arbitrators shall

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	25 | 39

be three, and the seat of the arbitration shall be in Zurich (Switzerland). In the case of several claimants and|or respondents, the claimants and|or respondents shall, on each side, together designate one arbitrator. The two arbitrators appointed by the parties shall designate within ten (10) Business Days the chairperson of the arbitral tribunal. In case of default of the respondent or if the two arbitrators appointed by the parties fail to designate a chairperson, the chairperson shall be designated by the President of the Zurich Chamber of Commerce. The arbitral proceedings shall be conducted in English, and evidentiary documents in a language other than English must be submitted accompanied by an English translation.
[signatures on the next page]

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	26 | 39

So entered into as of the date written on the cover page of this Agreement.

Liberty Global plc
[AUTHORIZED SIGNATORY]
Name: [AUTHORIZED SIGNATORY]
Function:

Sunrise Communications Group AG
[AUTHORIZED SIGNATORY]	[AUTHORIZED SIGNATORY]
Name: [AUTHORIZED SIGNATORY]	Name: [AUTHORIZED SIGNATORY]
Function:	Function:

Agreed and accepted with regard to Section 10(b):

Liberty Global Europe Limited
[AUTHORIZED SIGNATORY]
Name: [AUTHORIZED SIGNATORY]
Function:

Annex 1: Definitions
A.    Terms Defined elsewhere in the Agreement
The following terms are defined on the following pages of this Agreement:

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	27 | 39

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	28 | 39

2017 Performance Share Awards	19
2018 Performance Share Awards	19
Accelerated Vesting Date	19
Acquisition Financing	17
Bidder	1
Bidder Nominees	14
Blocking Period	19
Board Report	9
Company	1
Confidentiality Agreement	22
Equity Plans	18
ESPP	19
Exchange Act	6
Fairness Opinion	6
FINMA	7
Freenet	5
Incentive Plans	20
Investment Shares	19
Main Offer Period	6
Matching Period	9
Matching Right	9
Matching Share Awards	19
Material Action	40
MLTIP	19
Offer	5

Offer Conditions	5
Offer Price	5
Offer Prospectus	6
Offeror	5
Performance Share Awards	19
Performance Share Units	19
Pre-Announcement	5
PSUP	19
Receiving Party	29
Regulatory Approval Condition	10
Reimbursement Amount	21
Resigning Company Board Members	14
Restricted Action	8
Restricted Period	13
Restricted Shares	19
Restricted Transaction Agreement	8
SEC	6
Share	5
Short Term Incentive Plan	20
SIX	5
Subsidiary Shares	39
Superior Transaction	8
Tax Rulings	7
TOB	6
Vesting Period	19

B.    Other Definitions
As used in this Agreement in capitalized form, the following terms shall have the following meaning:

Action means any action, claim, complaint, reclamation or objection of any Person or any order, injunction, judgment, fine, action, claim, complaint, reclamation, objection, arbitration, subpoena investigation, inquiry or proceeding by or before any Governmental Entity, grand jury or arbitration tribunal.

Affiliate means a Person that exercises Control over a second Person, or is under Control by it, or is under common Control by the same Person.
Agreement means this transaction agreement, including all of its annexes.
Alternative Transaction Proposal means a bona fide, unsolicited proposal in writing to acquire all or at least 66 2/3% of the Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries.

Annex means any annex to this Agreement.
Articles of Association means the articles of association of the Company in effect from time to time.
Bidder Group means the Bidder and all of its direct and indirect Subsidiaries, including the Offeror.
Business Association means a general or limited partnership, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization doing business, a government or any department or agency thereof, a joint venture or any other person or entity doing business.

CHF means Swiss Francs, the lawful currency of Switzerland.
CO means the Swiss Code of Obligations, as amended.
Company Board means the board of directors of the Company.
Competing Offer means a binding offer in writing to acquire all or at least 66 2/3% of the Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries, which is fully and bindingly financed or, to the extent that consideration in the form of listed shares is contemplated, subject only to such approvals by shareholders, Governmental Entities or a stock exchange as are required under Legal Requirements or applicable stock exchange regulations for the issuance and listing of such shares.

Confidential Information means any non-public information, whether in written, electronic or oral form, relating to a Party, its Affiliates and its and their business and affairs, to the extent disclosed to the other Party, its Affilates or its or their Representatives prior to, on or after the date of this Agreement (each a Receiving Party), except such information as (i) is in the public domain at the date of this Agreement or subsequently enters the public domain other than by a breach of this Agreement, (ii) is known to any Receiving Party prior to its disclosure pursuant to this Agreement or which subsequently becomes known to any Receiving Party other than from a Person that is known, following reasonable enquiry by the Bidder (if the Bidder is among the Receiving Parties) or the Company (if the Company is among the Receiving Parties) to be subject to a duty of confidentiality to the respective other Party or one of its Affiliates or any of its or their Representatives involved in the Transaction; or (iii) is independently developed by a Receiving Party without the use of any Confidential Information.

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	29 | 39

Control is deemed to exist if a Person or Business Association (either alone or with its Affiliates) owns more than half of the voting rights or equity capital of a Business Association, or is otherwise able to exercise a controlling influence over another Person or Business Association.

Designated Individual means any of the following individuals: Andrea Salvato, Sajjad Vakilian, Johannes Edwin van Putten, Jeremy Evans, Giles Rowbotham or such other person(s) as shall be notified to Seller in accordance with Section 12.1(a).

FMIA means the Swiss Financial Market Infrastructure Act of June 19, 2015, as amended.
Governmental Entity means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other authority, body or agency, or any political or other subdivision, department or branch of any of the foregoing which has or claims to have competent jurisdiction over the relevant Persons or its business, property, assets or operations.

Intellectual Property Rights means all Swiss and foreign intellectual property, including rights arising from or in respect of the following: (i) inventions, concepts and discoveries (whether patentable or unpatentable), (ii) all claims contained in patent applications and issued or granted patents, including continuations, continuations-in-part, divisionals, provisionals and renewals, and letters of patent granted with respect to any of the foregoing, patents of addition, supplementary protection certificates, registration or confirmation patents and all reissues, re-examinations and extensions thereof and any patent restoration or extension period granted by a Governmental Entity, including compensation for patent term lost during the trial or regulatory approval process; (iii) technology; (iv) works of authorship, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, including moral rights; (v) industrial designs and any registrations and applications therefor; (vi) confidential and proprietary information, including trade secrets, know-how, invention rights, database rights, business plans and other technical information; (vii) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto; (viii) rights of privacy and publicity; (ix) trade names, logos, common-law and other trademarks and service marks, trademark and service-mark registrations and applications therefor and all goodwill associated therewith; (x) rights in World Wide Web addresses, URLs and domain names and applications and registrations therefor; and (xi) any corresponding or equivalent rights to any of the foregoing.

Legal Requirement means any applicable law, statute, rule, regulation, ordinance, code or any judgment, order, writ, injunction, decree, decision or other requirement of any Governmental Entity.
Lien means any lien, charge, encumbrance, or security interest, including interests arising from options, pledges, mortgages, indentures, security agreements, rights of first refusal or rights of pre-emption, irrespective of whether such Lien arises under any agreement, covenant, other instrument or the operation of Legal Requirements, and shall also mean any approval or consent required from a third Person to the exercise or full vesting of a right or title.

Listing Rules means the Listing Rules of the SIX, as amended.
Executive Leadership Team means the executive leadership team of the Company.
Party means the Bidder or the Company, and Parties means the Bidder and the Company together.
Person means any natural person or any Business Association.

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	30 | 39

Properly Determined means that the Company Board has determined a matter in good faith, by majority vote in accordance with the Articles of Association and organizational regulations of the Company, following receipt of advice of outside counsel and its financial advisors and after giving the Bidder or the Offeror and their legal counsel the opportunity to present their view on the matter.

Proposing Party means any Person who submits an Alternative Transaction Proposal or a Competing Offer.
Representatives means any director, officer, employee, agent or advisor (including financial advisors, legal counsel and accountants) of, or providers of debt or equity financing to, any of the Parties or the Offeror, as applicable or, where relevant, their Affiliates' directors, officers, employees, agents and advisors.

Restricted Transaction means any transaction involving an acquisition, sale, transfer or other disposal, or the creation of an obligation for an acquisition, sale, transfer or other disposal (including by use of derivatives, financial instruments or other rights) of Shares or other securities of the Company or of any of the Company's or its Subsidiaries' material assets (including shares or other securities of the Company's Subsidiaries) or businesses, whether directly or indirectly, through a public offer, purchase, issuance, sale, transfer or other disposal or through merger, demerger, spin-off, transfer of assets or liabilities or otherwise, or any other transaction (including relating to Intellectual Property Rights) which may compete with, or impair, hinder or delay the settlement of the Offer or impair its success or which may substantially change the businesses, assets, liabilities, financial position, revenues or prospects of the Target Group or impair the value of the Shares for the Bidder or the Offeror, or limit the Bidder's or the Offeror's ability to acquire 100% of the Shares.

Section means any section of this Agreement.
Subsidiary means a Person that is under direct or indirect Control by a second Person.
Swiss Merger Act means the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets of October 3, 2003, as amended.
Target Group means the Company and all of its direct and indirect Subsidiaries.
Takeover Ordinance means the Ordinance of the TOB on Public Takeover Offers (Übernahmeverordnung) of August 21, 2008, as amended.
Taxes means all tax liabilities, including without limitation income taxes (personal or corporate), capital taxes, stamp duties (both on the issuance and on the transfer or securities), withholding taxes, value added taxes, real estate gains taxes, real estate transfer taxes, property and land taxes, business taxes, customs duties, social security contributions or payments of equivalent nature and all other taxes, duties, levies or imposts payable to any competent Governmental Entity in any jurisdiction, as well as any related interest, penalties, costs and expenses and including any tax sharing agreements and similar contractual obligations to indemnify or pay for any Tax liability of any other person.

Trading Days means the days on which Shares are traded on the SIX.
Treasury Shares means all Shares which are held by or on account of a member of the Target Group.

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	31 | 39

Annex 2.2(a): Draft Pre-Announcement
[separate document]

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	32 | 39

Annex 3.5: Draft Press Releases
[separate documents]

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	33 | 39

Annex 3.9(b): Form of Tender Undertaking
[Name & address of Company Director | Member of Executive Leadership Team]
To:
Liberty Global plc
Griffin House, 161 Hammersmith Road,
London W6 8BS
United Kingdom

[Date]
Tender Undertaking
Dear Sir or Madam:
[Shareholder] (the Shareholder) understands that Liberty Global plc (the Bidder) or one or several of its direct or indirect subsidiaries (Liberty Global plc or such subsidiary or subsidiaries, the Offeror) has published the pre-announcement for a public tender offer (the Offer) for all publicly held registered shares of Sunrise Communications Group AG (the Company) with a nominal value of CHF 1.00 each (each, a Share) for an offer price of CHF [■] per Share (the Offer Price). The Shareholder agrees to the undertakings set forth in this tender undertaking (the Tender Undertaking) for the benefit of the Bidder and the Offeror.

1.	Undertakings of the Shareholder

(a)
Subject to the Offeror submitting the Offer at the Offer Price, the Shareholder hereby unconditionally and irrevocably agrees to tender, within the main offer period (Hauptangebotsfrist), all Shares currently owned by the Shareholder, being [■] Shares (collectively, the Owned Shares), into the Offer, and not to withdraw his|her acceptance of the Offer and the Owned Shares from the Offer, respectively, unless and until this Tender Undertaking is terminated in accordance with Clause 3.

(b)
Subject to the Offeror submitting the Offer at the Offer Price, the Shareholder hereby unconditionally and irrevocably covenants to the Bidder that during the term of this Tender Undertaking he|she shall not, except as contemplated by this Tender Undertaking, directly or indirectly:

(i)
sell, transfer to any person or otherwise dispose of or in any way encumber any of the Owned Shares or any interest therein (subject, however, to any liens as may be or have been imposed by custody banks on any deposited Owned Shares);

(ii)	accept any offer, or enter into any agreement, arrangement or obligation to accept any offer, in respect of any of the Owned Shares;

(iii)
grant any proxies or powers of attorney, deposit any of the Owned Shares into a voting trust or enter into any voting agreement, arrangement or obligation in respect of any of the Owned Shares that would affect the ability of the Shareholder to comply with his|her obligations under this Tender Undertaking;

(iv)	request that the Company registers the transfer of any of the Owned Shares in the company's share register, unless such transfer is made in compliance with this Tender Undertaking; or

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	34 | 39

(v)
take any action or enter into any agreement, arrangement or obligation that would make any representation or warranty of the Shareholder contained herein untrue or incorrect in any respect or that would result in a breach by the Shareholder of any of his|her obligations under this Tender Undertaking.

(c)
The Bidder and the Shareholder do not expect that the Shareholder will be deemed to be acting in concert with the Bidder, the Company and their respective affiliates with respect to the Offer in accordance with article 11 of the Takeover Ordinance. However, as a matter of precaution, the Shareholder agrees to comply with the obligations set forth in article 12(1) of the Takeover Ordinance, including the best price rule pursuant to article 12(1)(b) and article 10 of the Takeover Ordinance, at all times from the execution of this Tender Undertaking until and including the earlier of (i) the date falling six months after the end of the additional acceptance period of the Offer and (ii) the date on which this Tender Undertaking is terminated pursuant to Section 3. Without limitation to the generality of the foregoing, the Shareholder shall not, and shall procure that no person on his|her behalf will, acquire, or agree to acquire, any Shares or other equity securities of the Company or any financial instruments or rights relating, in any manner whatsoever, to Shares or other equity securities of the Company (including, for the avoidance of doubt, financial instruments or rights providing for a cash settlement only).

2.	Representations and Warranties
The Shareholder hereby represents and warrants that:

(a)	this Tender Undertaking has been duly executed by the Shareholder;

(b)
the execution and performance by the Shareholder of this Tender Undertaking and the con-summation of the transactions contemplated hereby do not violate any agreement to which the Shareholder is a party;

(c)
the Shareholder is the sole legal and beneficial owner of the Owned Shares, free and clear of any liens and encumbrances (except for liens that may be or have been imposed by custody banks on any of the deposited Owned Shares); and

(d)
the Shareholder has the sole and unrestricted voting power and power of disposition with respect to the Owned Shares (subject to restrictions under matrimonial laws and other restrictions imposed by law, if any), and none of the Owned Shares are subject to any proxy, power of attorney, voting trust or other agreement, arrangement or obligation relating to their voting.

3.	Termination
Without prejudice to the liability for any breach of this Tender Undertaking prior to its termination:

(a)	this Tender Undertaking shall automatically terminate with immediate effect if the Offeror announces that the Offer has failed or is not further pursued; and

(b)
the Shareholder shall have the right to withdraw his acceptance of the Offer with regard to the Owned Shares and to terminate this Tender Undertaking with immediate effect if a competing public tender offer has been announced by a third party in accordance with article 50(1) Takeover Ordinance.

4.	General Provisions

(a)
This Tender Undertaking constitutes the entire agreement and understanding between the Shareholder and the Bidder with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings of the Shareholder and the Bidder relating to such subject matter. This Tender Undertaking may only be modified or amended by a document signed by the Shareholder and the Bidder. Compliance with any term or provision contained in this Tender Undertaking by the party that was or is obligated to comply or perform with such term or provision may only be waived by a document signed by the party waiving such compliance.

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	35 | 39

(b)
If any part or provision of this Tender Undertaking or the application of any such part or provision to any person or circumstance shall be held to be invalid, illegal or unenforceable in any respect by any competent arbitral tribunal, court, governmental or administrative authority, (i) such invalidity, illegality or unenforceability shall not affect any other part or provision of this Tender Undertaking or the application of such part or provision to any other persons or circumstances, and (ii) the Shareholder and the Bidder shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the invalid, illegal or unenforceable part or provision without being invalid, illegal or unenforceable, and shall execute all agreements and documents required for its implementation.

(c)
The Bidder may transfer and assign this Agreement and any of its rights and obligations hereunder to the Offeror or any of the Bidder's other Affiliates. Subject to the foregoing, neither the Shareholder nor the Bidder shall transfer or assign this Tender Undertaking or any of their rights or obligations hereunder to any person without the prior written consent of the other party, and any such attempted transfer or assignment in violation of this Clause 4(c) shall be void.

(d)
The representations, warranties and undertakings of the Shareholder in this Tender Undertaking shall become directly enforceable rights of the Offeror automatically upon the submission of the Offer by the Offeror. Subject to the foregoing, no person other than the Shareholder and the Bidder shall have any rights or benefits under this Tender Undertaking, and nothing in this Tender Undertaking is intended to confer on any person other than the Shareholder and the Bidder any rights, benefits or remedies.

(e)
All notices or other communications to be given under or in connection with this Tender Under-taking shall be in writing and delivered by hand or sent (postage prepaid) by registered, certified or express mail (return receipt requested), overnight courier or e-mail (provided that e-mail notice is also served in physical hard copy delivered to the relevant address (in which case notice shall be deemed to be duly given by the relevant e-mail and not the physical hard copy) as follows:

if to the Shareholder:	[■]
if to the Bidder:	[■]
with a copy to
Homburger AG
Attn: Dr. Daniel Daeniker, Dr. Daniel Hasler
Prime Tower
Hardstrasse 201
8005 Zurich
Switzerland

Phone: + 41 43 222 10 00
Fax: +41 43 222 15 00

E-mail: daniel.daeniker@homburger.ch
      daniel.hasler@homburger.ch

Any notice to be given hereunder shall be deemed to have been duly given, if given prior to the expiry of a term or deadline set forth in this Tender Undertaking (if any).

(f)
The Shareholder hereby consents to the inclusion of information relating to this Tender Undertaking, its existence and its contents in the Offer prospectus and any other Offer-related documents, including press releases and public announcements related to the Offer, and the provision of such information to the Swiss Takeover Board, any other competent authority and the review body of the offer. The Shareholder shall not disclose, without the prior written (e-mail permitted) consent of the Offeror, to any person this Tender Undertaking or its contents or publish any press release or make any public announcement in respect of this Tender Undertaking or the transactions contemplated by this Tender Undertaking, unless and to the extent (i) any such disclosure, press release or public announcement is required under

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	36 | 39

applicable laws or stock exchange regulations or ordered by any competent judicial or regulatory authority or by any competent stock exchange (in which case the parties shall, to the extent practicable and permissible, consult with each other prior to any such disclosure) or (ii) the Tender Undertaking or its contents have become public other than through a breach of the obligations hereunder.

(g)
Except as expressly provided otherwise in the Offer prospectus, each party shall bear any and all costs, expenses and taxes incurred by it in connection with this Tender Undertaking and the transactions contemplated hereby, whether or not consummated.

(h)
The Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as the Offeror may reasonably request for the purpose of effectively carrying out and consummating the transactions contemplated by this Tender Undertaking.

(i)
This Tender Undertaking shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles and excluding the UN Convention on Contracts for the International Sale of Goods.

(j)
Any dispute, controversy or claim arising under, out of or in relation to this letter, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce as in force on the date on which Notice of Arbitration (as defined therein) is submitted in accordance with these rules. The number of arbitrators shall be three, and the seat of the arbitration shall be in Zurich (Switzerland). In the case of several claimants and|or respondents, the claimants and|or respondents shall, on each side, together designate one arbitrator. The two arbitrators appointed by the parties shall designate within 10 (ten) business days (i.e., days other than Saturdays or Sundays on which banks are generally open for doing commercial business in Zurich) the chairperson of the arbitral tribunal. In case of default of the respondent or if the two arbitrators appointed by the parties fail to designate a chairperson, the chairperson shall be designated by the President of the Zurich Chamber of Commerce. The arbitral proceedings shall be conducted in English, and evidentiary documents in a language other than English must be submitted accompanied by an English translation.

If you agree with the terms of this Tender Undertaking, please execute and return the enclosed du-plicate.
Yours faithfully,

Shareholder
__________________________________
[name]

Acknowledged and agreed:

Place, Date: ________________________________
Liberty Global plc
__________________________________
[name] [function]

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	37 | 39

Annex 4.5(a): Form of Resignation Declaration

To the Board of Directors and the Extraordinary General Meeting of Shareholders of Sunrise Communications Group AG

Ladies and Gentlemen:
Subject to the condition that the Offer (as defined in the Transaction Agreement, dated as of August 12, 2020, by and among Liberty Global plc and Sunrise Communications Group AG) will be settled and the Offeror will hold more than 50% of the Shares immediately after the settlement of the Offer, I hereby declare my resignation as a member of the board of directors of Sunrise Communications Group AG and the board of directors (or equivalent corporate body) of any of Sunrise Communications Group AG's subsidiaries and from all committees of the boards of directors (or equivalent corporate bodies) of Sunrise Communications Group AG and its subsidiaries on which I serve with effect as of the settlement date of the Offer, and I hereby confirm and acknowledge that upon receipt of the board compensation for the period starting on April 8, 2020 and ending on the settlement date of the Offer, I (and my affiliates, partners, heirs, beneficiaries, successors and assigns, if any) will have no claims or rights of any kind, including remuneration rights, left against or vis-à-vis Sunrise Communications Group AG or any of its affiliates out of or in connection with my office as a member of the boards of directors (or equivalent corporate bodies) from which I resign by virtue of this letter. To the extent that any such claims or rights exist or may exist, I (for myself and for my affiliates, partners, heirs, beneficiaries, successors and assigns, if any) hereby unconditionally and irrevocably waive any such claims and rights and hereby unconditionally, irrevocably and forever release and discharge Sunrise Communications Group AG and any of its affiliates from any and all liability in respect thereof.
Yours sincerely,
Place and date: _________________________

_________________________
Name:

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	38 | 39

Annex 5(a): Representations and Warranties of the Company
Where any of the below statements is qualified by the expression "to the best of the knowledge" or any similar expression, the Company shall be deemed to have knowledge of anything of which any member of the Company Board or of the Executive Leadership Team has knowledge, or ought reasonably to have knowledge given their particular position and responsibilities, and having made reasonable enquiry of the relevant employees of the Target Group with responsibility for the subject matter of the statement.

(a)
Capacity and Authority: The Company has the full corporate capacity, power and authority, duly authorized by all requisite corporate actions, to enter into this Agreement and any transactions contemplated hereunder and to perform its respective obligations.

(b)
Due Execution and Validity: This Agreement has been duly executed by the Company and constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally. The statements in Section 3.1 are true and correct and the Company Board's resolutions that Section 3.1 refers to have been duly resolved in a duly convened meeting, have not been amended and are in full force and effect.

(c)
No Violations: The execution and performance by the Company of this Agreement and the consummation of the transactions contemplated under this Agreement do not and will not (i) violate or conflict in any respect with any provision of the Articles of Association or the organizational regulations of the Company or (ii) violate or conflict with any Legal Requirement applicable to the Company or any of its Subsidiaries or by which any of their properties or assets may be bound.

(d)
No Actions: There are no Actions pending or, to the Company's best knowledge, threatened against the Company or any of its Subsidiaries challenging the validity of this Agreement or any transactions contemplated by this Agreement or which would hinder the consummation of the Offer or the transactions contemplated by this Agreement.

(e)
Shares: The share capital of the Company is structured as set forth in Recital A and the information set forth in Recital A is true, correct and complete. All 45,265,446 Shares have been validly issued, fully paid, are non-assessable and constitute all of the Shares in the Company. Other than as set forth in Recital A, there are no outstanding shares, other equity or equity-linked securities, options, warrants, calls, rights or commitments, or any other agreements of any character relating to the sale, issuance, voting or the granting of rights to acquire any shares or other equity or equity-linked securities of the Company.

(f)
Shareholdings: The shareholdings of the Company in its Subsidiaries correspond to the information set forth on page 118 of the Company's Annual Report 2019 (English version) (the Subsidiary Shares) and, other than as set forth on page 118 of the Company's Annual Report 2019, the Subsidiaries have no outstanding shares, other equity or equity-linked securities, options, warrants, calls, rights or commitments, or any other agreements of any character relating to the sale, issuance, voting or the granting of rights to acquire any shares or other equity or equity-linked securities. The Company is the sole legal and beneficial owner of the Subsidiary Shares, free and clear of any Liens. All Subsidiary Shares have been validly issued, fully paid, are non-assessable and constitute all of the shares in the Subsidiaries. Neither the Company nor any of its Subsidiaries has undertaken to acquire any shares or other equity or equity-linked securities or other interest or to make any other or further investment, whether directly or indirectly, in any Person.

(g)
Disclosure: The Company is not in possession of any non-public information that is potentially price-sensitive (as this term is understood in article 53 of the Listing Rules) (other than the management forecast business plan 2020 and the trading update for the second quarter of 2020, which information will cease to be such price-sensitive non-public information upon the

Transaction Agreement between Liberty Global plc and Sunrise Communications Group AG	39 | 39

Company's half-year financial results announcement on August 27, 2020), and the Company has not delayed the publication of any potentially price-sensitive information required to be published pursuant to article 53 of the Listing Rules (in each case other than those contemplated by this Agreement, which will be made public in accordance with such rules).

(h)
Absence of Certain Events: Subsequent to the date of the Consolidated Financial Statements, the Target Group's business has been carried on in the ordinary course consistent with past practice in all material respects, except for any conduct or activities outside the ordinary course or inconsistent with past practice in connection with the COVID-19 pandemic or the transactions contemplated by this Agreement or their announcement.

(i)
Litigation: Other than as fairly disclosed to the Bidder prior to the date of this Agreement, there is no Action pending or threatened in writing against the Company or any of its Subsidiaries which could reasonably be expected to result in a payment or loss exceeding CHF 5,000,000 each (or in the case of several Actions arising from a common set of allegations, exceeding, taken together, CHF 5,000,000) (each a Material Action).

(j)
Material Contracts: Other than the contracts fairly disclosed to the Bidder prior to the date of this Agreement, none of the contracts, commitments or undertakings relating to the Target Group's businesses to which the Company and|or any of its Subsidiaries is a party and which have a value exceeding CHF 10 million per year or which are critical to the business of the Company or of any of its Subsidiaries contains any provision which refers to a change of control of the Company or any of its Subsidiaries.